Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to incorporation by reference in Registration Statements No. 333-115681 on Form S-3D, Nos. 333-122532 and 333-100539 on Form S-8 of Fauquier Bankshares, Inc. and subsidiaries of our report dated January 23, 2004, relating to the consolidated balance sheets of Fauquier Bankshares, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2003, which report appears in the Fauquier Bankshares Inc. and subsidiaries’ 2005 Form 10-K.
/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
March 25, 2006